Exhibit 99.1


NETWORK INSTALLATION ANNOUNCES PRELIMINARY ANNUAL FINANCIAL RESULTS FOR 2003; CEO OUTLINES 2004 INITIATIVES


     Irvine, CA - April 2, 2004 PR Newswire / Network Installation Corp. (OTC Bulletin Board: NWIS - News) a total IT solutions provider which provides communication platforms to the Fortune 1000, Government Agencies, Municipalities, K-12 and Universities, announced today its preliminary financial results for the year ended December 31, 2003. The Company's Form 10-KSB will be filed with the Securities and Exchange Commission during the week of April 5, 2004.

     Network Installation Corp. reported total revenue of $1,233,908 for the year ended December 31, 2003, an increase of 53% as compared to total revenue of $804,080 for the year ended December 31, 2002. The Company's basic and diluted net loss per share increased to ($0.35) per share for the year ended 2003 as compared to ($0.01) for the year ended 2002. Basic and diluted weighted average shares outstanding increased to 10,151,468 for the year ended 2003 as compared to 7,382,000 for the year ended 2002.

     Network Installation Corp. utilizes the "Completed Contract-Method" of accounting. Revenues from installations, cabling and networking contacts are recognized when the contracts are completed. Under the Completed-Contract Method, revenues and expenses are recognized when services have been performed and the projects have been completed. Deferred revenue represents revenue that has been received or is receivable before it is earned, i.e., before the related services are performed. For the year ended December 31, 2002, Network Installation Corp. had no uncompleted projects, therefore no deferred revenue. The Company had uncompleted projects as of December 31, 2003, which were recorded as deferred revenue of $280,924.

     Network Installation Corp. recorded approximately $2.4 million for non-cash expenses which the Company does not expect to incur in the future. These non-cash expenses contributed significantly to the Company's reported loss for the year ended 2003.

     Network Installation Chairman Michael Novielli stated, "Year 2003 was a period of significant change for the Company, as we transitioned from a non-operating entity through the integration of the Network Installation Corp. merger and the resulting addition of a new management team, focus and business. This transition brought with it not only improved top-line growth but significant non-cash expenses." He added, "We are looking ahead with enthusiasm to continuing our growth and expansion in 2004, in parallel with the growth of the Wi-Fi and VoIP network marketplace ."

     Network Installation Chief Executive Officer Michael Cummings commented, "Since the beginning of 2004, we achieved several milestones that we believe will accelerate our growth, including the opening of three new sales and services locations in Los Angeles, Las Vegas and San Marcos; the strategic acquisition of telecom solutions provider Del Mar Systems in March and the addition of six new members to our senior management team." He added, "We plan to pursue our current expansion strategy by opening additional sales and service locations throughout the U.S. and also intend to make another key acquisition this year. In 2004, we expect even stronger top-line improvements which should begin to generate positive cash flow toward the end of the year."



                           NETWORK INSTALLATION CORP.
                        (Formerly, Flexxtech Corporation)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the years ended December 31, 2003 and 2002


                                       2003                  2002

Net  revenue                  $     1,233,908               $  804,080

Cost  of  revenue                     965,569                  568,444

Gross  profit                         268,339                  235,636

Operating  Expenses                 2,404,690                  340,267

Loss  from  operations             (2,136,351)                (104,631)

Other  income  (expense)
    Loss  on  conversion
       of  debenture                  (91,110)                       -

    Interest  expense              (1,276,819)                  (4,375)
     Total other income (expense)  (1,367,929)                  (4,375)

Loss  before  income  taxes        (3,504,280)                (109,006)

Provision  of  Income  taxes            1,600                      800

Net  loss                      $   (3,505,880)              $ (109,806)

Basic  and  diluted net
  loss per share:*             $        (0.35)              $    (0.01)

Basic  and  diluted  weighted
  average  shares  outstanding     10,151,468                7,382,000

* The basic and diluted net loss per share has been restated to retroactively effect a 200:1 reverse stock split at January 23, 2003

  Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.


About  Network  Installation
----------------------------

     Network Installation Corp. is a total IT solutions provider which provides communication platforms for the Fortune 1000, Government Agencies, Municipalities, K-12 and Universities, These solutions include the design, installation and deployment of the infrastructure for the transmission of data, voice and video through traditional networks as well as wireless networks and Wi-Fi. Through its wholly-owned subsidiary Del Mar Systems International, Inc., the Company is also capable of providing integrated telecom solutions including Voice over Internet Protocol (VoIP) applications. To find out more about Network Installation Corp. (OTCBB: NWIS), visit our website at www.networkinstallationcorp.net. The Company's public financial information and filings can be viewed at www.sec.gov.
                              -----------


Forward  Looking  Statements

     This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.


Contact:  Michael  Novielli
          Chairman
          Network  Installation  Corp.
          mnovielli@networkinstallationcorp.com
          ph  (203)  791-3838

          or

          Malcom  McGuire
          CCRI  Group
          800-828-0406